STATE OF DELAWARE
OFFICE OF THE SECRETARY OF STATE



I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CENTRAL ILLINOIS FINANCIAL CO., INC.", CHANGING ITS NAME FROM "CENTRAL ILLINOIS FINANCIAL CO., INC." TO "BANKILLINOIS FINANCIAL CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 1998, AT 9 O'CLOCK A.M.




/s/EDWARD J. FREEL
EDWARD J. FREEL, SECRETARY OF STATE

AUTHENTICATION:  8962018
DATE: 03/01/98
Page 1
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
                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                     CENTRAL ILLINOIS FINANCIAL CO. INC.


          Central Illinois Financial Co., Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), does hereby certify that:

          1.   The name of the Corporation is: Central Illinois Financial
Co., Inc.

          2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article I:

                                   ARTICLE I

          The name of the Corporation is: BankIllinois Financial Corporation.

          3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

Dated as of the 27th day of February, 1998.




CENTRAL ILLINOIS FINANCIAL CO., INC.



/S/Van A. Dukeman
Van A. Dukeman, President